Exhibit 10.27

POST EMPLOYMENT AGREEMENT

THIS POST EMPLOYMENT AGREEMENT (“AGREEMENT”), is made and entered into on December 3, 2003, by and between MIKOHN GAMING CORPORATION, a Nevada corporation (“MIKOHN”), and Denny Garcia (“GARCIA”).

W I T N E S S E T H:

WHEREAS, MIKOHN and GARCIA deem it to be in their respective best interests to enter into an AGREEMENT pursuant to the terms herein stated and conclude GARCIA’s employment as of December 31, 2003;

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

1.	Payment. MIKOHN shall pay to GARCIA a payment (the “Settlement Payment”) equal to $600,000 USD in full and final satisfaction of all obligations of MIKOHN to GARCIA pursuant to that certain Employment Agreement dated January 1, 2000 as well as all related amendments pertaining thereto (Collectively, “Employment Agreement”). The Settlement Payment shall be in thirty-six (36) monthly payments of $16,666.66 USD commencing January 1, 2004 and continuing on the first of each month thereafter for the remaining thirty-five (35) months.

2	Medical Benefits & Life Insurance. MIKOHN agrees that GARCIA will be offered medical benefits for himself under the same terms as he received them prior to the execution of this Agreement. The medical benefits granted hereunder shall extend to his spouse for vision coverage only. These executive medical benefits will expire on December 31, 2006. Additionally, MIKOHN agrees to disclaim any interest it has in GARCIA’s Life Insurance Policy that MIKOHN established during GARCIA’s employment. GARCIA acknowledges that upon execution of this Agreement, he shall assume all responsibility for premium payments associated with such policy going forward.

3	Vacation Pay. In addition to the Settlement Payment payable hereunder, GARCIA shall receive payment for all vacation time earned and unused up through and including December 31, 2003. (“Vacation Payment”) This Vacation Payment shall be made in conjunction with the first installment of the Settlement Payment on January 1, 2004.

4	Consultancy Agreement. In further consideration of the Settlement Payment, up through and including December 31, 2006, GARCIA agrees to be available for reasonable sales consultation to MIKOHN at no additional cost, the scope and objectives of which shall be within MIKOHN’s sole and reasonable discretion. At all times until December 31, 2006, GARCIA’s relationship with MIKOHN shall be one of an independent contractor.

5	Contractor’s License. GARCIA agrees to allow MIKOHN to retain the use of GARCIA’s Contractor’s license in the State of Nevada as necessary and applicable, until such time as MIKOHN separately completes the necessary qualification process for this license. MIKOHN agrees to separately compensate GARCIA in a reasonable manner for this service in a market rate for services of this type that is mutually agreed between the parties.

6	P & M Platform. Upon execution of this AGREEMENT, MIKOHN agrees to provide GARCIA with a non-exclusive, royalty-free license, with no right to sub-license, the intellectual property comprising the P& M game platform until December 31, 2006. MIKOHN and GARCIA agree to separately negotiate a price for any other tangible P& M platform assets, should GARCIA be interested in acquiring same.

7	Laptop. GARCIA shall be entitled to retain and keep two (2) laptops mutually agreed between the parties for his own personal use.

8	Covenant of Confidentiality. All documents, records, files, manuals, forms, materials, supplies, computer programs, trade secrets, customer lists, and other information which came into GARCIA’s possession from time to time during GARCIA’s employment by MIKOHN, and/or any of MIKOHN’s subsidiaries or affiliates, shall be deemed to be confidential and proprietary to MIKOHN and shall remain the sole and exclusive property of MIKOHN. GARCIA acknowledges that all such confidential and proprietary information is confidential and proprietary and not readily available to MIKOHN’s business competitors. GARCIA agrees that GARCIA will return to MIKOHN all such confidential and proprietary items (including, but not limited to, company badge and keys) in GARCIA’s control or possession, and all copies thereof, and that GARCIA will not remove any such items from the offices of MIKOHN. It is the intention of the parties that the broadest possible protection be given to MIKOHN’s trade secrets and proprietary information and nothing in this Section shall in any way be construed to narrow or limit the protection and remedies afforded by the Uniform Trade Secrets Act.

9	Covenant of Non-Disclosure. Without the prior written approval of MIKOHN, GARCIA shall keep confidential and not disclose or otherwise make use of any of the confidential or proprietary information or trade secrets referred to in this AGREEMENT nor reveal the same to any third party whomsoever, except as required by law.

10	Covenant of Non-Solicitation.

Employees. For a period of one (1) year from the date hereof, GARCIA, either on GARCIA’s own account or for any person, firm, company or other entity, shall not solicit, interfere with or induce, or attempt to induce, any employees of MIKOHN, or any of its subsidiaries or affiliates to leave their employment or to breach their employment AGREEMENT, if any, with MIKOHN.

Customers. For a period of one (1) year from the date hereof, GARCIA, either on GARCIA’s own account or for any person, firm, company or other entity, shall not solicit or induce, or attempt to induce, any customer of MIKOHN to purchase any products or services which compete with any products or services offered by MIKOHN at the time of the termination of the employment relationship.

11	Covenant of Cooperation and Assistance. In consideration of the payments made under this AGREEMENT to GARCIA by MIKOHN, upon request by MIKOHN, GARCIA agrees to cooperate with and assist MIKOHN in any matters with which GARCIA was involved during GARCIA’s employment by MIKOHN including, but not limited to, any administrative or legal matters. MIKOHN shall reimburse GARCIA for reasonable out-of-pocket expenses incurred in providing such assistance.

12	Covenant Against Competition. For a period of two (2) years from the date hereof (the “Non-Compete Term”), GARCIA shall not directly or indirectly engage in or become a partner, officer, principal, employee, consultant, investor, creditor or stockholder of any business, proprietorship, association, firm, corporation or any other business entity which is engaged or proposes to engage or hereafter engages in any business which competes with the business of MIKOHN and/or any of MIKOHN’s subsidiaries or affiliates in any geographic area in which MIKOHN conducts business at the time of the termination or expiration of the employment relationship. Notwithstanding the foregoing, nothing contained herein shall prevent GARCIA from engaging in a business or accepting employment with a business which sells to the gaming industry in a way that is not competitive with MIKOHN. For the purposes of this Agreement, the sale of gaming devices shall not be deemed to be competitive with MIKOHN. Lease and or participation of gaming devices shall be deemed competitive, however, during the Non-Compete Term, MIKOHN may allow GARCIA to do so on a case-by-case basis within MIKOHN’s sole discretion.

13	Non-Disparagement. Neither party shall make any remarks disparaging the conduct or character of the other party or any of its affiliates, officers or directors.

14	Release. Effective upon the execution of this AGREEMENT, GARCIA hereby releases and forever discharges MIKOHN, together with MIKOHN’s past, present and future officers, directors, shareholders, employees, agents, representatives, subsidiaries, parent companies and affiliates, and their successors, heirs and assigns, from any and all claims, demands, damages, actions, causes of action, suits, debts, liabilities and obligations, liens, costs and expenses of any nature, character and description, known or unknown, accrued or not yet accrued, whether anticipated or unanticipated, arising from or in any way related to GARCIA’s employment by MIKOHN which GARCIA now holds, or has any time heretofore owned or held, or may at any time hereafter own or hold, by reason of any manner, cause or thing whatsoever existing as of the date hereof or at any time prior hereto. The foregoing notwithstanding, this release shall not apply to any claim GARCIA’s may now or hereafter have for indemnity from MIKOHN in respect to any claim asserted by third parties against GARCIA arising from acts or omissions of GARCIA within the scope of his employment by MIKOHN.

15	Arbitration. Any controversy involving the construction, application, enforceability or breach of any of the terms, provisions, or conditions of this AGREEMENT, including without limitation claims for breach of contract, violation of public policy, breach of implied covenant, intentional infliction of emotional distress or any other alleged claims which are not settled by mutual AGREEMENT of the parties, shall be submitted to final and binding arbitration in accordance with the rules of the American Arbitration Association at Las Vegas, Nevada. The cost of arbitration shall be borne by the losing party. In consideration of each party’s AGREEMENT to submit to arbitration any and all disputes that arise under this AGREEMENT, each party agrees that the arbitration provisions of this AGREEMENT shall constitute his/its exclusive remedy and each party expressly waives the right to pursue redress of any kind in any other forum. The parties further agree that the arbitrator acting hereunder shall not be empowered to add to, subtract from, delete or in any other way modify the terms of this AGREEMENT. Notwithstanding the foregoing, any party shall have the limited right to seek equitable relief in the form of a temporary restraining order or preliminary injunction in a court of competent jurisdiction to protect itself from actual or threatened irreparable injury resulting from an alleged breach of this AGREEMENT pending a final decision in arbitration.

16	Authorization. MIKOHN and GARCIA each represent and warrant to the other that he/she/it has the authority, power and right to deliver, execute and fully perform the terms of this AGREEMENT.

17	Entire AGREEMENT. GARCIA understands and acknowledges that this document constitutes the entire AGREEMENT between GARCIA and MIKOHN with regard to GARCIA’s employment by MIKOHN and GARCIA’s post-employment activities concerning MIKOHN. This AGREEMENT supersedes any and all other written and oral Agreements between the parties with respect to the subject matter hereof. Any and all prior Agreements, promises, negotiations, or representations, either written or oral, relating to the subject matter of this AGREEMENT not expressly set forth in this AGREEMENT are of no force and effect. This AGREEMENT may be altered, amended, or modified only in writing signed by all of the parties hereto. Any oral representations or modifications concerning this instrument shall be of no force and effect.

18	Severability. If any term, provision, covenant, or condition of this AGREEMENT is held by a court or other tribunal of competent jurisdiction to be invalid, void, or unenforceable, the remainder of such provisions and all of the remaining provisions hereof shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired, or invalidated as a result of such decision.

19	Governing Law. Except to the extent that federal law may preempt Nevada law, this AGREEMENT and the rights and obligations hereunder shall be governed, construed and enforced in accordance with the laws of the State of Nevada.

20	Taxes. All compensation payable hereunder is gross and shall be subject to such withholding taxes and other taxes as may be provided by law. GARCIA shall be responsible for the payment of all taxes attributable to the compensation provided by this AGREEMENT except for those taxes required by law to be paid or withheld by MIKOHN.

21	Assignment. This AGREEMENT shall be binding upon and inure to the benefit of the successors and assigns of MIKOHN. GARCIA may not sell, transfer, assign, or pledge any of GARCIA’s rights or interests pursuant to this AGREEMENT.

22	Waiver. Either party’s failure to enforce any provision or provisions of this AGREEMENT shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing such provision or provisions and each and every other provision of this AGREEMENT.

23	Captions. Titles and headings to sections in this AGREEMENT are for the purpose of reference only and shall in no way limit, define, or otherwise affect any provisions contained therein.

24	Breach - Right to Cure. A party shall be deemed in breach of this AGREEMENT only upon the failure to perform any obligation under this AGREEMENT after receipt of written notice of breach and failure to cure such breach within ten (10) days thereafter; provided, however, such notice shall not be required where a breach or threatened breach would cause irreparable harm to the other party and such other party may immediately seek equitable relief in a court of competent jurisdiction to enjoin such breach.

25	Acknowledgement. GARCIA acknowledges that he has been given a reasonable period of time to study this AGREEMENT before signing it. GARCIA certifies that he has fully read, has received an explanation of, and completely understands the terms, nature, and effect of this AGREEMENT. GARCIA further acknowledges that he is executing this AGREEMENT freely, knowingly, and voluntarily and that his execution of this AGREEMENT is not the result of any fraud, duress, mistake, or undue influence whatsoever. In executing this AGREEMENT, GARCIA does not rely on any inducements, promises, or representations by MIKOHN other than the terms and conditions of this AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have read, understood, and voluntarily executed this AGREEMENT as of the day and year first above written.

MIKOHN GAMING CORPORATION

By:

DENNIS A. GARCIA	Title:

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